Exhibit 10.1

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

THIS AGREEMENT is made as of October 5, 2021

AMONG:

BETELGEUSE LLC, a limited liability corporation existing under the laws of Delaware (“Betelgeuse”)

- and -

ORION FUND JV LIMITED, a corporation existing under the laws of Bermuda (collectively with Betelgeuse, the “Shareholders”)

- and -

gold resource corporation, a corporation existing under the laws of the State of Colorado (the “Parent”)

- and -

Gold Resource Acquisition Sub, Inc., a corporation existing under the laws of the State of Colorado (the “Purchaser”)

WHEREAS the Shareholders are the legal and beneficial owner of the common shares (“Aquila Shares”) and/or the options, restricted share units and/or deferred share units (“Aquila Convertible Securities”) in the capital of Aquila Resources Inc., a corporation existing under the laws of the Province of Ontario (“Aquila”) set forth opposite the Shareholders’ respective names in Appendix “A” hereto (collectively, the “Subject Securities”);

AND WHEREAS the Shareholders understand that, concurrently with the execution and delivery of this Agreement, Aquila, the Parent and the Purchaser are entering into the Arrangement Agreement (as defined herein) providing for the Arrangement (as defined herein) whereby the Purchaser proposes to acquire all of the issued and outstanding Aquila Shares;

AND WHEREAS in order for the Shareholders to realize the benefits that will accrue to them in connection with the consummation of the Arrangement, the Shareholders desire to enter into this Agreement to provide their support for the completion of the Arrangement on the terms and conditions set forth herein;

AND WHEREAS the Shareholders acknowledge that the Purchaser and the Parent would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholders;

AND WHEREAS this Agreement sets out the terms and conditions of the agreements of the Shareholders to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario) and the rules, regulations, instruments (including national and multilateral instruments) and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;
(b)	“Arrangement” means an arrangement under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of Aquila, the Parent and the Purchaser, each acting reasonably;
(c)	“Arrangement Agreement” means the arrangement agreement, including the schedules thereto, of even date herewith, among the Purchaser, the Parent and Aquila, a copy of which is attached hereto as Appendix “B”, as it may be amended, supplemented or modified from time to time in accordance with its terms;
(d)	“Person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status; and
(e)	“Transaction Shareholder Approval” has the meaning ascribed thereto in Section 2.1.
1.2	Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined in Section 1.1 or elsewhere in this Agreement and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.3	Appendices

The following Appendices attached hereto constitute an integral part of this Agreement:

Appendix “A”	-	Subject Securities
Appendix “B”	-	Arrangement Agreement

Article 2
COVENANTS OF THE Shareholders

2.1	Shareholder Support

In connection with the Arrangement and any transactions contemplated in connection with the Arrangement Agreement, the Shareholders hereby severally, and not jointly and severally, covenant, undertake and agree from time to time, until such time as this Agreement is terminated in accordance with Article 4, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities, to the extent they carry a right to vote: (i) at any meeting of any of the securityholders of Aquila at which the Shareholders or any registered holder of the Subject Securities are entitled to vote in favour of the approval of the Arrangement, any other matter necessary for the consummation of the Arrangement and any other transaction contemplated in connection with the Arrangement Agreement; or (ii) in any action by written consent of securityholders of Aquila, in favour of the approval, consent, ratification and adoption of any resolution approving the Arrangement, any other matter necessary for the consummation of the Arrangement and any other transaction contemplated in connection with the Arrangement Agreement (each of (i) or (ii) above, the “Transaction Shareholder Approval”).

2.2	Restrictions with Respect to Subject Securities

Each Shareholder hereby severally, and not jointly and severally, covenants and agrees that, from the date hereof until the earlier of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement, such Shareholder:

(a)	will not, directly or indirectly, option, sell, assign, transfer, pledge, encumber, grant a participation or security interest in or power of attorney over, hypothecate or otherwise convey or dispose of any Subject Securities, or any right or interest therein (legal or equitable), to any Person or group or Persons acting jointly or in concert or enter into any agreement, option or other arrangement to do any of the foregoing (each of the foregoing, a “Transfer”), other than: (i) to a corporation, partnership, limited liability company or other entity controlled solely by such Shareholder; provided, that a Transfer referred to in this sentence shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, in form and substance reasonably acceptable to the Parent and the Purchaser, to be bound by all of the terms of this Agreement with respect to the Subject Securities; and provided further, that the transferee shall remain solely controlled by such Shareholder until the earlier of (A) the Effective Time, and (B) the termination of this Agreement in accordance with Article 4; or (ii) pursuant to the exercise or settlement, as applicable, in accordance with their respective terms, of any Aquila Convertible Securities. Any purported transfer of any Subject Securities or interest therein in violation of this Section 2.2(a) shall be null and void;
(b)	will not, directly or indirectly, grant or agree to grant any proxy or other right to vote any Subject Securities, except for any proxies granted to vote in accordance with Section 2.1, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the shareholders of Aquila or give consents or approval of any kind as to any Subject Securities;

(c)	will not vote or cause to be voted any Subject Securities in favor of, and vote or cause to be voted all Subject Securities against, any proposed action, transaction or agreement by or involving Aquila or any of its Affiliates or such Shareholder or any other Person in a manner which could reasonably be expected to (i) prevent, hinder or delay the successful completion of the Arrangement or the transactions contemplated by the Arrangement Agreement, or (ii) change in any manner the voting rights of any class of shares of Aquila;
(d)	other than set forth herein, will take all such steps as are necessary or advisable to ensure that at all relevant times his, her or its Subject Securities will not be subject to any shareholders’ agreements, voting trust or similar agreements or any option, right or privilege (whether by Law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting or restricting the ability of such Shareholder to exercise all voting rights attaching to such Subject Securities;
(e)	will not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, support for the transactions contemplated by the Arrangement Agreement;
(f)	will not directly or indirectly, (i) make or participate in or take any action that may reasonably be expected to result in an Acquisition Proposal; or (ii) engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal;
(g)	will not, directly or indirectly, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities books or records of Aquila or any of its subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to, an Acquisition Proposal;
(h)	will not, directly or indirectly, continue, enter into or otherwise engage or participate in any discussions or negotiations with any person (other than with the Parent and the Purchaser or their representatives) regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to, an Acquisition Proposal;
(i)	will not, directly or indirectly, requisition or join in the requisition of any meeting of the securityholders of Aquila for the purpose of considering any resolution;
(j)	will not, directly or indirectly, solicit or arrange or provide assistance to any other person to arrange for the solicitation of, proxies relating to or purchases of or offers to sell Aquila Shares or securities convertible into or exchangeable or exercisable for Aquila Shares or act jointly or in concert with any other person for the purpose of acquiring any Aquila Shares or securities convertible into or exchangeable or exercisable for Aquila Shares for the purpose of influencing the voting of Aquila Shares or affecting the control of Aquila, other than, in the case of proxy solicitation, in support of the Arrangement; and
(k)	irrevocably waives to the fullest extent permitted by Law any and all rights of such Shareholder to dissent with respect to the Arrangement, and will not exercise any such rights with respect to the Arrangement or the transactions contemplated by the Arrangement Agreement.

2.3	Voting of the Subject Securityholders

Each Shareholder hereby agrees with the Purchaser and the Parent that such Shareholder will, on or before the fifth (5th) Business Day prior to any meeting of any of the securityholders of Aquila in respect of any Transaction Shareholder Approval, duly complete forms of proxy in respect of all of its Subject Securities, and any other required documents in connection therewith, and cause the same to be validly delivered in support of (and indicating that all Subject Securities are voted in favour of approving) the Arrangement and any transactions contemplated in connection with the Arrangement Agreement, and will not withdraw such forms of proxy except as expressly otherwise provided in this Agreement, and agrees following the delivery of such proxies to provide written confirmation of same.

2.4	Meaning of Subject Securities.

The term “Subject Securities” means that number of Aquila Shares and Aquila Convertible Securities set forth opposite the Shareholders’ respective names in Appendix “A” hereto, being all of the securities of Aquila owned legally or beneficially, either directly or indirectly, by the Shareholders or over which the Shareholders exercise direct or indirect control or direction, and will be deemed to also include (a) any Aquila Shares and Aquila Convertible Securities issued to a Shareholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Aquila Shares or Aquila Convertible Securities on, of, or affecting the Subject Securities on or after the date of this Agreement, and (b) any Aquila Shares and Aquila Convertible Securities acquired by such Shareholder, or issued to such Shareholder, on or after the date of this Agreement (including pursuant to the exercise, conversion or vesting of any securities of Aquila that are exercisable for, convertible into or vest as Aquila Shares (including all Subject Securities)), and all such acquired Aquila Shares and Aquila Convertible Securities shall be deemed Subject Securities and subject to the terms of this Agreement as though owned by such Shareholder as of the date hereof.

Article 3
REPRESENTATIONS AND WARRANTiES

3.1	Representations and Warranties of the Shareholders

Each Shareholder hereby severally, and not jointly and severally, represents and warrants to and covenants with the Purchaser and the Parent as follows, and acknowledges that the Purchaser and the Parent are relying upon such representations and warranties in entering into this Agreement:

(a)	Incorporation; Authorization. Each Shareholder is a subsisting corporation or other legal entity under the laws of its incorporating or organizational jurisdiction. The Shareholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the Purchaser and the Parent, constitutes a legal, valid and binding agreement enforceable by the Purchaser and the Parent against such Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)	Ownership of Subject Securities. Each Shareholder is the legal and beneficial owner of the Subject Securities set out opposite the Shareholder’s name at Appendix “A”, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever. Each Shareholder does not own or have any interest in any securities of Aquila other than the Subject Securities. Each Shareholder is not a party to, bound or affected by or subject to, any charter or by-law, contract, agreement provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which any default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.
(c)	No Agreements. To the knowledge of each Shareholder, no Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement.
(d)	Voting. None of the Subject Securities is subject to any proxy, power of attorney, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the shareholders of Aquila or give consents or approvals of any kind, except pursuant to this Agreement.
(e)	Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by such Shareholder in connection with (i) the execution and delivery by the Shareholder and enforcement against such Shareholder of this Agreement, or (ii) the consummation of any transactions by such Shareholder provided for herein.
(f)	Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of each Shareholder, threatened against such Shareholder or any of its Affiliates, or any of the Subject Securities or other property of such Shareholder or any of its Affiliates, and there is no judgment, decree or order against such Shareholder or its Affiliates, or any of the Subject Securities or other property of such Shareholder or any of its Affiliates, that in each case would adversely affect in any manner the ability of the Shareholder to enter into this Agreement or adversely affect such Shareholder’s ability to perform its obligations hereunder or the title of the Shareholder to any of its Subject Securities.
(g)	No Commitment. None of the Subject Securities held by the Shareholder is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the Shareholder to perform the Shareholder’s obligations with respect to such Subject Securities as set out in this Agreement.

3.2	Representations and Warranties of the Purchaser and the Parent

Each of the Purchaser and the Parent hereby represents and warrants to the Shareholder as follows, and acknowledges that each of the Shareholders is relying upon such representations and warranties in entering into this Agreement:

(a)	Each of the Purchaser and the Parent is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and each of the Purchaser and the Parent has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its respective obligations hereunder;
(b)	this Agreement has been duly executed and delivered by each of the Purchaser and the Parent and constitutes a legal, valid and binding agreement enforceable by the Shareholders against the Purchaser and the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction;
(c)	none of the execution and delivery by the Purchaser and the Parent of this Agreement or the compliance by the Purchaser or the Parent with their respective obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any organizational documents of the Purchaser or the Parent; (ii) any contract to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent is bound; (iii) any judgment, decree, order or award of any Governmental Authority; or (iv) any applicable Law, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Purchaser or the Parent to perform their respective obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Arrangement; and
(d)	there are no legal proceedings in progress or pending against or, to the knowledge of the Purchaser and the Parent, threatened against the Purchaser or the Parent or any of their respective Affiliates that would adversely affect in any manner the ability of the Purchaser or the Parent to enter into this Agreement and to perform their respective obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Arrangement.

Article 4
TERMINATION

4.1	Termination

This Agreement shall terminate: (i) by a written instrument executed by the Shareholders, the Purchaser and the Parent; (ii) in the event that the Arrangement Agreement is terminated in accordance with its terms; (iii) in the event that the Arrangement Agreement is amended in a manner that has a material and adverse impact on the Shareholders; (iv) at the Effective Time; or (v) upon it being determined (by agreement of the Purchaser, the Parent and Aquila) that the Transaction Shareholder Approval is not required.

4.2	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, no party hereto shall have liability to any other party hereto except in respect of a wilful, intentional or material breach of the representations, warranties, obligations, terms or conditions of this Agreement which occurred prior to such termination in which case the non-breaching party to this Agreement shall be entitled to pursue any and all remedies at law or equity which may be available to it.

Article 5
GENERAL

5.1	Further Assurances

The Shareholders will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the Purchaser or the Parent may reasonably require to effectively carry out or better evidence or perfect the full intent of the parties and meaning of this Agreement.

5.2	Survival of Representations and Warranties

No investigations made by or on behalf any party or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any other party herein or pursuant hereto.

5.3	Disclosure

The parties shall reasonably consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions between the parties contemplated hereby, and, subject to compliance with applicable Law, none of the parties shall issue any press release or make any public statement in respect of this Agreement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld. No disclosure (public or otherwise) with respect to the existence or details of this Agreement or the Arrangement shall be made by the Shareholder without the prior written consent of the Purchaser and the Parent, except (a) to the extent required by applicable Law, or (b) to the Shareholders’ legal and financial advisors, provided that such advisors shall be required to comply with the foregoing disclosure obligations and the Shareholders agree to be responsible for any breach of such disclosure obligations by any of such advisors. The Shareholders hereby consent to the disclosure of the substance of this Agreement in any management information circular of Aquila or any press release or other public disclosure document prepared and disclosed by Aquila, the Parent or the Purchaser in accordance with applicable Laws provided that Aquila, the Parent or the Purchaser (as applicable) reasonably consult with the Shareholders with respect to such disclosure and agree to reasonably consider any comments provided by the Shareholders, and the Shareholders agree to the filing of this Agreement on SEDAR as may be required pursuant to applicable Securities Laws. A copy of this Agreement may be provided to Aquila.

5.4	Assignment

Other then as expressly contemplated by Section 2.2(a), this Agreement shall not be otherwise assignable by a Shareholder without the prior written consent of the Purchaser and the Parent, which consent may not be unreasonably withheld. Neither the Purchaser nor the Parent may assign this Agreement to any third parties.

5.5	Time

Time shall be of the essence of this Agreement.

5.6	Governing Law

This Agreement will be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any rule or principle of the conflict of laws which might refer such interpretation to the laws of another jurisdiction) and the federal laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto. The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. This Section 5.6 shall survive the termination of this Agreement.

5.7	Entire Agreement

This Agreement, including the appendices hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party hereto to enter into this Agreement or on which reliance is placed by any party hereto, except as specifically set forth in this Agreement.

5.8	Amendments

This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

5.9	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5.10	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by mail or electronic mail addressed to the recipient as follows:

(a)	if to a Shareholder, at the address or e-mail address indicated in Appendix “A”;
(b)	if to the Parent or the Purchaser:

Gold Resource Corporation
2000 South Colorado Blvd.
Tower 1, Suite 10200
Denver, Colorado, USA 80222

Attention:	Allen Palmiere, CEO, President and Director
E-mail:	[***]

with a copy (which will not constitute notice) to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400,
Toronto, Ontario
M5H 2T6

Attention:	Brian Graves
Email:	bgraves@fasken.com

or to such other street address, individual or e-mail address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by electronic mail will be conclusively deemed to have been given on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.11	Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by a Shareholder, or by the Parent or the Purchaser, of any material obligations contained in this Agreement will cause the Parent and the Purchaser, or the Shareholders (as the case may be), to sustain injury for which they would not have an adequate remedy at Law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and each party will waive, in any action for specific performance, interlocutory, preliminary and permanent injunctive relief and/or any other equitable relief, the defence of adequacy of a remedy at Law and any requirement for the securing or posting of any bond in connection with the obtaining of any such relief.

5.12	Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other related costs and expenses whatsoever and howsoever incurred.

5.13	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

To evidence the fact that a party hereto has executed this Agreement, such party may send a copy of its executed counterpart to the other parties hereto by electronic mail in Portable Document File (PDF) format. That party will be deemed to have executed this Agreement on the date it sent such electronic mail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

BETELGEUSE LLC
Per:	/s/ Oskar Lewnowski
Name: Oskar Lewnowski
Title: Director of Orion Mine Finance Management I Limited, the managing member

ORION FUND JV LIMITED

Per:	/s/ Oskar Lewnowski
Name: Oskar Lewnowski
Title: Director

Signature Page to Voting Support Agreement (Orion)

GOLD RESOURCE CORPORATION
Per:	/s/ Allen Palmiere
Name: Allen Palmiere
Title: CEO, President and Director

Gold Resource Acquisition Sub, Inc.
Per:	/s/ Allen Palmiere
Name: Allen Palmiere
Title: CEO

Signature Page to Voting Support Agreement (Orion)

APPENDIX “A”

Subject Securities

Name of Shareholder	Address and email of Shareholder	Number(s) and type(s) of Subject Securities held, directly or indirectly, by the Shareholder	Name of registered holder (if different from the Shareholder)
Betelgeuse LLC	[***]	49,651,857 Aquila Shares	N/A
Orion Fund JV Limited	[***]	47,378,752 Aquila Shares	N/A

APPENDIX “B”

Arrangement Agreement

See attached.